 INSTINET GROUP COMPLETES ACQUISITION OF BRIDGE TRADING

New York - March 31, 2005 - Instinet Group Incorporated (NASDAQ: INGP), the global electronic agency brokerage, today announced that it has completed its acquisition of Bridge Trading Company, an agency execution broker, from Reuters (LSE: RTR.L; NASDAQ: RTRSY), the global information company, for 3,751,527 shares of INGP stock, valued at approximately $21.5 million. Bridge Trading has received all the necessary regulatory approvals, and Instinet Group expects the transaction, which closed today, to be accretive to its shareholders in the first year.

The combination of Bridge Trading with Instinet Group's agency broker, Instinet, LLC, will potentially provide numerous synergies. Instinet will have the opportunity to grow its client base, increase exchange-listed trading volume, and expand its offerings to the institutional investor community. Bridge Trading will be able to offer Instinet's services to more than 500 U.S. institutional clients from Bridge Trading's regional offices around the country. Bridge Trading executed on average more than 8 million shares per day in 2004, including both exchange-listed and OTC volume.

Mike Plunkett, President, North America, Instinet, LLC, stated, "We believe that the acquisition of Bridge Trading, with its strong client base and expertise in listed-trading, will help Instinet remain one of the largest pure agency-only institutional brokers. In addition, this transaction should bring more volume to our platform, giving our institutional clients more opportunities to trade with each other."
The integration of Bridge Trading into Instinet should be seamless to Bridge Trading's clients, providing them with the ability to leverage Instinet's proprietary trading technology and front-ends. Bridge Trading will operate as an independent broker-dealer and retain its name for a transitional period.
About Instinet Group
Instinet Group, through affiliates, is the largest global electronic agency securities broker and has been providing investors with electronic trading solutions and execution services for more than 30 years. We operate our two major businesses through Instinet, LLC, The Unconflicted Institutional Broker, and Inet ATS, Inc., The electronic marketplace.

- Instinet, The Unconflicted Institutional Broker, gives its customers the opportunity to use its sales-trading expertise and advanced technology tools to interact with global securities markets, improve trading performance and lower overall transaction costs. Through Instinet's electronic platforms, customers can access other U.S. trading venues, including NASDAQ and the NYSE, and almost 30 securities markets throughout the world. Instinet acts solely as an agent for its customers, including institutional investors, such as mutual funds, pension funds, insurance companies and hedge funds. Lynch, Jones & Ryan, Inc., Instinet Group's commission recapture subsidiary is also a part of Instinet.

- INET, The electronic marketplace, represents the consolidation of the order flow of the former Instinet ECN and former Island ECN, providing its U.S. broker-dealer customers one of the largest liquidity pools in NASDAQ-listed securities.

About Bridge Trading

With operations located in St. Louis, Missouri, Bridge Trading is a well-established and highly regarded agency execution broker. Bridge Trading serves more than 500 U.S. institutional clients from regional offices around the country and on average traded more than 8 million shares per day in 2004, including both exchange-listed and OTC volume. In 2001, Reuters acquired Bridge Trading as part of its acquisition of certain assets of Bridge Information Systems.

Instinet Group Media Relations                        Instinet Group Investor                                                                         Relations
Stephen Austin                                                Lisa Kampf
212-231-5331                                                212-231-5022
stephen.austin@instinet.com                                lisa.kampf@instinet.com

Copyright 2005 Instinet Group Incorporated and its affiliated companies. All rights reserved. INSTINET and INET are service marks in the United States. Instinet, LLC, member NASD/SIPC, branded as Instinet, The Unconflicted Institutional Broker, Inet ATS, Inc., member NASD/NSX/SIPC, branded as INET, The electronic marketplace, Lynch, Jones & Ryan, Inc., member NASD/SIPC, and Bridge Trading Company, member NASD/SIPC, are subsidiaries of Instinet Group Incorporated which is a member of the Reuters family of companies.

This news release may be deemed to include forward-looking statements relating to Instinet Group. Certain important factors that could cause actual results to differ materially from those disclosed in such forward-looking statements are included in Instinet Group's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and other documents filed with the SEC and available on the Company's website at www.investor.instinetgroup.com.